UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to §240.14a-12

XL GROUP Public Limited Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
[ ]	Fee previously paid with preliminary materials.
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.
	(3)	Filing Party:
	(4)	Date Filed:

Dear XL Employee,

As you are aware, XL Group plc (“XL” and together with its subsidiaries, the “Company”) is seeking to change the domicile of its public holding company from Ireland to Bermuda.  As described in our preliminary proxy statement filed with the SEC on February 29, 2016 (available here: http://www.sec.gov/Archives/edgar/data/875159/000157104916012241/0001571049-16-012241-index.htm), the redomestication would be accomplished through a “scheme of arrangement” which must be approved by the shareholders of XL.  It is currently anticipated that the shareholders’ meeting to vote whether or not to approve the scheme of arrangement will be held in the latter part of June. The required vote to approve the scheme of arrangement is (i) a majority in number of the registered holders of XL ordinary shares (“XL Shares”) voting at the shareholder meeting, in person or by proxy (the “Registered Shareholder Requirement”) and (ii) 75% or more of the XL Shares voted at the shareholder meeting, in person or by proxy.

The XL Shares, including XL Shares issued from the vesting of your equity awards, which you currently hold are most likely held through Limited Individual Investor Accounts at Bank of America Merrill Lynch (“BAML”), and are not specifically registered in your name. In order for your vote to be counted for the Registered Shareholder Requirement, you would need to move at least one of your XL Shares from your BAML Account so that they are registered specifically in your name.

For XL Employees who wish to have their votes counted for the Registered Share Requirement, we have coordinated with BAML to facilitate this process if you so elect.

If you wish to have your vote counted for the Registered Shareholder Requirement, please reply to this email by voting “Yes” thereby confirming your instructions to have one of your XL Shares transferred from your BAML Account and registered in your name (the “Registration Transaction”).

If you make this election, we will also arrange to have (i) the XL Group Ltd common share that you will receive in the scheme of arrangement in exchange for your XL Shares moved back to your BAML Account following the completion of the redomestication, or (ii) in the event that the Company elects not to proceed with the redomestication, your XL Share moved back to your BAML Account (the “Return Transaction”). On that basis you will be in the same position after the scheme is effective as you are now, holding all of your shares in the Company in a BAML Account.

Please see the Q&A at the bottom of this e-mail for additional information.

If you wish to make this election and have your vote counted for the Registered Shareholder Requirement, you must reply to this email by using the voting buttons and responding “Yes” by April [29], 2016.

Please do not hesitate to contact Matthew Crusey (matthew.crusey@xlcatlin.com; ext 221-2016) or Chris Tuininga, (chris.tuininga@xlcatlin.com; ext 203-5490) if you have any questions.

Q&A

Q1	If I respond “yes” what will happen?

A1	You will consent to the Registration Transaction and the Return Transaction.

•
Registration Transaction - to have one XL Share transferred from your XL Account and registered in your name in book entry form on the Direct Registration System (“DRS”) that Computershare, XL’s transfer agent, maintains for the Company.

•
Return Transaction - to have (i) the XL Group Ltd common share that you receive in the scheme of arrangement in exchange for your XL Shares transferred back to your BAML Account following the completion of the redomestication, or (ii) in the event that the Company elects not to proceed with the redomestication, your XL Share registered on the DRS transferred back to your BAML Account.

Q2	What happens to my XL Share after the redomestication?

A2
Following the redomestication, the XL Group Ltd common share that you receive in the scheme of arrangement in exchange for your XL Shares will be transferred back to your BAML Account following the completion of the redomestication (or in the event that the Company elects not to proceed with the redomestication, your XL Share registered on the DRS transferred back to your BAML Account).

Q3	If I want a share registered in my own name - what do I do?

A3	Please vote “Yes” using the voting function on the menu bar of this e-mail.

Q4    Will there be any out-of-pocket costs to me?
A4    No, there will be no out-of-pocket cost to you.

Q5    Will there be any stamp duty imposed on me to have the XL Share registered in my name?

A5	No, there will be no stamp duty owed for having the XL Share transferred from your BAML Account and registered in your name in book entry form on the DRS that Computershare maintains for the Company.

Q6	Will there be any other taxes owed by me in connection with having the XL Share registered in my name? If so, what are those taxes?

A6
Any dividends paid by the Company on the XL share that you have registered in your name will be subject to a withholding of 30% by Computershare, XL’s transfer agent, until such time as you provide Computershare with the necessary tax forms. Based on the dividend of $0.20 per XL Share that XL paid during the first quarter of 2016, the withholding would be $0.06 per XL Share. If you do not wish for there to be any withholding, you will need to submit the necessary tax forms (IRS Form W-9, for US tax payers, or IRS Form W- BEN, for non-US tax payers) to Computershare. The necessary tax forms (IRS Form W-9, for US tax payers, or IRS Form W- BEN, for non-US tax payers) may be obtained from Matt Crusey or Chris Tuininga (see contact information above).